Exhibit 10.93

COMMERCIAL PROMISSORY NOTE
$250,000.00	Minneapolis, Minnesota
August 30, 2017

FOR VALUE RECEIVED, the undersigned, OrangeHook, Inc., a corporation organized and existing under the laws of the State of Florida (hereinafter referred to as the "Maker"), and having offices at 319 Barry Avenue South, Ste. 300, Wayzata, MN 55391, hereby agrees and promises to pay to the order of Jeffrey A. Levy, or his successors and assigns (hereinafter referred to as the "Holder"), at [*], or such place as the Holder hereof may from time to time designate in writing, the principal sum of Two Hundred Fifty Thousand and no/100 ($250,000.00) Dollars, together with interest on the unpaid principal balance of this Note outstanding from time to time, at the rate of 15% per annum based on a 365-day year.
Amounts due hereunder shall be payable in lawful money of the United States and are payable as follows:
1.	Interest only payments shall commence on September 30, 2017, and shall be payable on the first day of each month thereafter through and including March 1, 2018.
2.
The entire unpaid principal balance together with all accrued unpaid interest thereon shall be payable in full on March 1, 2018 (hereinafter referred to as the "Maturity Date"). The unpaid principal balance may be prepaid at any time but the Holder will not receive less than six months of interest.

All payments shall be applied first to interest and then to the principal.
If any payment required hereunder is not paid within five (5) business days of the due date, Maker agrees to pay a late charge of $100.00 to defray the costs of Holder's incident to collecting such late payment. This provision shall not be deemed to excuse a late payment, or be deemed a waiver of any other rights Holder may have, including the right to declare the entire unpaid principal balance and interest immediately due and payable.
This Note is made pursuant to the laws of the State of Minnesota, and is the Note referred to in the Guaranties given by Whitney Peyton, Jeffrey Hattara and James Mandel. In addition, this loan shall be secured by a first lien interest on the personal residence of Whitney and Nancy Peyton located in Big Sky, Montana. This lien will be shared with other investors in an amount not to exceed $2.5 million plus related fees. Holder shall receive all the same rights as the other investors proportionately. The Maker shall cause such lien to be executed and filed in Montana as soon as administratively possible but not later than 30 days from the date of the loan.
Maker shall have a 30-day period to cure a monetary or non-monetary default. Upon a default where the 30-day cure period has lapsed, the entire unpaid principal balance together with all accrued interest thereon shall become immediately due and payable at the option of the Holder.
Time is of the essence. No delay or omission on the part of the Holder in exercising any right hereunder, shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any occasion shall not be construed as a bar to, or waiver of, any such right or remedy on a future occasion.

Upon the occurrence of an event of default hereunder, Maker agrees to pay the costs of collection including reasonable attorneys' fees.
Maker hereby waives presentment for payment, protest, and notice of non-payment, and Maker hereby consents, without affecting its liability, to any extension of the time or terms of payment hereof, any renewal, any release of all or any part of the security given for the payment hereof, any acceptance of additional security of any kind, and any release of, or resort to any party liable for payment hereof.
Maker shall have the right to prepay the principal balance outstanding hereunder, in full at any time during the term hereof without premium or penalty. The unpaid principal balance may be prepaid at any time but the Holder will not receive less than six months of interest.
All notices, approvals, consents, requests, and demands upon the respective parties hereto shall be in writing; sent by personal delivery (including, without limitation, courier services such as Federal Express), or by certified or registered mail, postage prepaid and return receipt requested; and addressed as follows:

To Holder:	Jeffrey A. Levy [*] [*]

To Maker:	OrangeHook, Inc. 319 Barry Avenue South, Suite 300 Wayzata, MN 55391

or to such other address as may be furnished in writing for such purpose.

This Note is made and executed under the laws of the State of Minnesota and is intended to be governed by the laws of said state. Any action brought to enforce the terms of this Note shall be in a venue in a court of competent jurisdiction in the State of Minnesota.

ORANGEHOOK, INC.

/s/  James L. Mandel
      James L. Mandel
Its: CEO